UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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TECHNE CORPORATION

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TECHNE CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

October 31, 2013

Dear Fellow Shareholders:

I am pleased to invite you to attend the 2013 annual meeting of shareholders (the “Annual Meeting”) of Techne Corporation (the “Company”). The Annual Meeting will be held at the offices of the Company, 614 McKinley Place N.E., Minneapolis, Minnesota, on Thursday, October 31, 2013, at 3:30 p.m. (Central Daylight Time). The agenda for the Annual Meeting is as follows:

1.	Elect directors of the Company.

2.	Set the number of members of the Board of Directors at nine (9).

3.	Cast a non-binding vote on named executive officer compensation.

4.	Ratify the appointment of the Company’s independent registered public accounting firm for the 2014 fiscal year.

5.	Take action upon any other business that may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record shown on the books of the Company at the close of business on September 6, 2013 will be entitled to vote at the Annual Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the Annual Meeting.

I hope that you will attend the Annual Meeting. Whether or not you plan to attend, I encourage you to designate the proxies to vote your shares as soon as possible. If you received your proxy materials by mail, please sign, date and return your Proxy in the return envelope provided. Any shareholder may also vote over the Internet using the instructions provided. Your cooperation in promptly signing and returning the Proxy or voting by Internet will help avoid further solicitation expense to the Company.

This Notice, the Proxy Statement and the enclosed Proxy are provided to you by order of the Board of Directors (the “Board of Directors” or the “Board”).

ROBERT V. BAUMGARTNER,

Chairman of the Board

Dated: September 20, 2013

Minneapolis, Minnesota

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON OCTOBER 31, 2013:

The Proxy Statement and 2013 Annual Report to Shareholders are

available at www.proxyvote.com

You may vote your proxy at www.proxyvote.com

TECHNE CORPORATION

PROXY STATEMENT

for

Annual Meeting of Shareholders

To Be Held October 31, 2013

COMPANY HIGHLIGHTS

To assist you in reviewing the proposals to be acted upon, including the election of directors and the non-binding advisory vote to approve named executive officer compensation, we call your attention to the following information about the Company’s 2013 financial performance and key executive compensation actions and decisions. The following description is only a summary. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K and the complete Proxy Statement.

Business Highlights:

•	We maintained strong net sales and earnings. Net sales as reported declined 1.3% to $311 million for the fiscal year ended June 30, 2013, while organic sales declined 0.4% compared to the prior fiscal year. Organic sales exclude the effect of changes in foreign currency exchange rates. Earnings for the fiscal year ended June 30, 2013 were $112 million, or $3.05 per diluted share. Adjusted earnings for the fiscal year were $118 million (a decrease of 2.6% from the prior fiscal year) or $3.20 per diluted share. Adjusted earnings exclude the impact of intangible asset amortization, costs recognized upon the sale of inventory that was written-up to fair value and professional fees incurred as part of the acquisition of Bionostics Holdings, Ltd. completed in the quarter ended September 30, 2013.

•	We increased our dividend. Given our strong financial performance, our Board increased our quarterly common stock dividend to $0.30 per share, a 7.1% increase over the dividend paid in 2012.

•	We continued to strengthen the business. We acquired Bionostics Holdings, Ltd and subsidiaries (“Bionostics”) during the first fiscal quarter of 2014. The acquisition of Bionostics adds capabilities in the areas of point-of-care blood glucose and blood gas testing. This acquisition expands our controls portfolio, giving us the critical mass needed to remain competitive and offer our customers continued value and options to serve their needs.

•	We transitioned our corporate leadership. Charles R. Kummeth was appointed Chief Executive Officer of the Company following the retirement of Thomas E. Oland. Dr. J. Fernando Bazan was also appointed as Chief Technical Officer in August 2013. Dr. Bazan will be instrumental in directing innovation and influencing future growth in the Company’s world-wide markets.

Compensation Highlights:

Last year, 99.5% of the votes cast on the advisory vote on our executive compensation program voted in support of the compensation paid to the named executive officers. We have a strong interest in shareholder engagement and were encouraged by this feedback. We continue to strive to reward strong performance and align the interests of senior management and shareholders.

INFORMATION ABOUT THE ANNUAL MEETING

Who can Vote

Your proxy (the “Proxy”) is solicited by the Board of Directors of Techne Corporation for use at the Annual Meeting of Shareholders to be held on October 31, 2013 and at any adjournment thereof, for the agenda items set forth in the attached Notice of Annual Meeting. A Notice of Internet Availability of Proxy Materials was mailed to shareholders on or about September 20, 2013. For shareholders who had previously requested hard copies, the Notice of Annual Meeting, Proxy Statement, 2013 Annual Report to Shareholders and proxy card are being mailed on or about September 24, 2013.

You are entitled to vote your shares of Company common stock (“Common Stock”) at the Annual Meeting if our records show that you held your shares as of the record date designated by the Board of Directors, September 6, 2013. At the close of business on September 6, 2013, 36,844,994 shares of Common Stock were issued and outstanding. Such Common Stock is the only outstanding class of stock of the Company. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Holders of the Common Stock are not entitled to cumulative voting rights in the election of directors.

Voting Your Proxy

If your Common Stock is held through a broker, bank or other nominee (i.e., held in “street name”), you will receive instructions from such entity that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting.

If you hold your shares in your own name, as a holder of record with our transfer agent, American Stock Transfer & Trust Company, you may vote in person at the Annual Meeting, or you can instruct the proxies to vote your shares by visiting www.proxyvote.com, or, if you received your proxy materials by mail, by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided.

Whichever method you select to transmit your voting instructions, the proxies appointed by the Board will vote your shares in accordance with those instructions. If you sign and return a Proxy without specifying voting instructions, the proxies will, subject to the following, vote your shares in accordance with the Board’s recommendations set forth in the Proxy Statement, including in favor of the number and slate of directors proposed by the Nominations and Governance Committee of the Board of Directors and listed herein.

If you are a holder of record, you may revoke your Proxy by sending a written statement to that effect to the Corporate Secretary of the Company, submitting a properly signed proxy card with a later date, or filing a notice of termination of your Proxy and voting in person at the Annual Meeting. If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee in order to revoke previously-rendered voting instructions.

Voting Standards

You may either vote for, against or abstain on each of the proposals set forth herein. A quorum is required to transact business at the Annual Meeting. As of the close of business on the record date, the Company had 36,844,994 shares outstanding, meaning that 18,422,497 shares must be present in person or by proxy to establish a quorum. If a quorum is present, the affirmative vote of a majority of votes present and entitled to vote is required to approve each proposal, provide that, under the Company’s Amended and Restated Articles of Incorporation, which were approved at the 2012 Annual Meeting of Shareholders, directors will be elected as follows: (i) if the number of director nominees is equal to (or less than) the number of directors to be elected, directors will be elected by a majority vote, meaning that directors who receive a greater number of “FOR” votes than “AGAINST” votes will be elected; (ii) if the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast.

If you return a Proxy, but abstain from voting as to any matter, then your shares will be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have voted in favor of such matter. Abstentions, therefore, as to any proposal, other than election of directors, will have the same effect as votes against such proposal. If a shareholder withholds authority to vote for a particular director nominee, such withheld authority will not count as an affirmative vote for such nominee.

If you hold your shares in street name and do not submit voting instructions to your broker, bank or other nominee, your broker bank or other nominee will not be permitted to vote your shares in their discretion on any proposal other than the proposal to ratify the independent registered public accounting firm. If a broker returns a “non-vote” Proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum, but shall not be deemed to be votes “FOR,” “AGAINST,” or “ABSTAIN” with regard to any matter and will be reported as “broker non-votes.” For purposes of electing directors, a non-vote will not be counted as a vote “FOR” or “AGAINST” the directors.

Board Recommendations

THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE DIRECTOR NOMINEES, FOR THE PROPOSAL TO SET THE NUMBER OF DIRECTORS AT NINE, FOR THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION, AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Cost of Proxy Solicitation

The cost of soliciting Proxies, including preparing, assembling and mailing the Proxies and soliciting material, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit Proxies personally or by telephone.

Location of the Annual Meeting

The Annual Meeting will be held at the offices of the Company, 614 McKinley Place N.E., Minneapolis, Minnesota, 55413, which is also the mailing address of the Company. If you need directions to the Annual Meeting, please contact the Company at 612-379-8854.

PROPOSALS #1 AND #2: ELECTION OF DIRECTORS

General Information

The bylaws of the Company provide that the number of directors shall be determined by the shareholders at each Annual Meeting. The Nominations and Governance Committee of the Board recommended to the Board of Directors that the number of directors be set at nine and that the individuals named in the table below be elected. THE BOARD OF DIRECTORS RECOMMENDS THAT THE INDIVIDUALS NAMED IN THE TABLE BELOW BE ELECTED AND THAT YOU VOTE FOR THE NUMBER OF DIRECTORS TO BE SET AT NINE.

Under the Company’s Amended and Restated Articles of Incorporation, which were approved at the 2012 Annual Meeting of Shareholders, directors will be elected as follows: (i) if the number of director nominees is equal to (or less than) the number of directors to be elected, directors will be elected by a majority vote, meaning that directors who receive a greater number of “FOR” votes than “AGAINST” votes will be elected; (ii) if the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast. Under the Board’s director resignation policy (the “Policy”) an incumbent director who does not receive a majority of the votes cast “FOR” his or her election, in an election where the majority vote standard applies, must offer to tender his or her resignation to the Company’s Nominations and Governance Committee. The Policy further provides that the Board, taking into account the recommendation of the Nominations and Governance Committee, will act on a tendered resignation and publicly disclose its decision within 90 days of receiving certification of the election results. If the Board does not accept such director’s resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected.

Each person elected as a director shall serve for a term of one year and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, removal or disqualification. All of the nominees are presently members of the Board. All present members of the Board were elected by the shareholders, with the exception of Charles R. Kummeth, who was appointed to the Board upon being hired to serve as the Company’s Chief Executive Officer on April 1, 2013. If any of the nominees should be unable to serve as a director by reason of death, incapacity or other unexpected occurrence, the Proxies solicited by the Board shall be voted by the proxy representatives for such substitute nominee as is selected by the Nominations and Governance Committee, or, in the absence of such selection, for such fewer number of directors as results from such death, incapacity or other unexpected occurrence.

Under applicable Minnesota law and the Company’s bylaws, approval of the proposal to set the number of directors at nine requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Director Qualifications and Experience

The Nominations and Governance Committee periodically assesses the skills and experience needed to properly oversee the short- and long-term interests of the Company. The Committee utilizes a variety of methods for identifying and evaluating nominees for director, with the ultimate goal of maintaining a well-rounded Board that functions collegially and independently. Candidates for the Board are considered and selected on the basis of outstanding achievement in their professional careers, experience, wisdom, personal and professional integrity, their ability to make independent, analytical inquiries, and their understanding of the business environment. Candidates must have the experience and skills necessary to understand the principal operational and functional objectives and plans of the Company, the results of operations and financial condition of the Company, and the position of the Company in its industry. Candidates must have a perspective that will enhance the Board’s strategic discussions and be capable of and committed to devoting adequate time to Board duties. With respect to incumbent directors, the Nominations and Governance Committee also considers past performance on the Board and contributions to the Company.

While the Company does not have a formal diversity policy for board membership, the Company seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board of Directors’ deliberations and decisions. The Nominations and Governance Committee considers, among other factors, diversity with respect to perspectives, backgrounds, skills and experience in its evaluation of candidates for board membership. Such diversity considerations are discussed by the Nominations and Governance Committee in connection with the general qualifications of each potential nominee.

Director Nominees

The following table provides certain information with respect to the nominees for director. In addition, included in each nominee’s biography below is an assessment of such nominee’s skills and experiences that allow him or her to make a valuable contribution to the Board.

Name	Age	Current Position(s) with Company
Charles R. Kummeth	53	Chief Executive Officer and Director
Robert V. Baumgartner	57	Chairman of the Board
Roger C. Lucas, Ph.D.	70	Vice Chairman of the Board
Howard V. O’Connell	83	Director
Randolph C. Steer, M.D., Ph.D.	63	Director
Charles A. Dinarello, M.D.	70	Director
Karen A. Holbrook, Ph.D.	70	Director
John L. Higgins	43	Director
Roeland Nusse, Ph.D.	63	Director

Charles R. Kummeth has been President and Chief Executive Officer of the Company since April 1, 2013. Prior to joining the Company, he served as President of Mass Spectrometry and Chromatography at Thermo Fisher Scientific Inc. from September 2011. He was President of that company’s Laboratory Consumables Division from 2009 to September 2011. Prior to joining Thermo Fisher, Mr. Kummeth served in various roles at 3M Corporation, most recently as the Vice President of the company’s Medical Division from 2006 to 2008. Among other attributes, skills and qualifications, the Board believes that Mr. Kummeth is qualified to serve as a Director of the Company because of his experience leading the growth of biotechnology companies. In addition, the Board believes that having the Chief Executive officer serve as a member of the Board promotes strategy development and implementation and facilitates the flow of information between the Board and management.

Robert V. Baumgartner has served on the Company’s Board since 2003 and as Chairman since 2012. Mr. Baumgartner received a bachelor’s degree in business administration from the University of Notre Dame. Mr. Baumgartner has served as Executive Chairman, Chief Executive Officer and Director of the Center for Diagnostic Imaging, Inc., an operator of diagnostic imaging centers, since 2001. Prior to 2001, he held numerous executive positions, including as Chief Executive Officer and Director of American Coating International, President and Chief Executive Officer of First Solar and President of the Apogee Glass Group. He began his professional career at KPMG LLC, an international accounting firm. Mr. Baumgartner currently serves on the board of Carestream Health, Inc. Among other attributes, skills and qualifications, the Board believes Mr. Baumgartner is qualified to serve as a Director of the Company because his extensive finance, accounting and general business background provides valuable strategic management and financial oversight skills.

Roger C. Lucas, Ph.D. has been Vice Chairman and Senior Scientific Advisor to the Company’s Board since 1995 and a Director since 1985. He holds a bachelor’s degree in biology from St. Mary’s College in Winona, Minnesota, and a Ph.D. in physiology/biochemistry from the Illinois Institute of Technology. He was a recipient of the National Institutes of Health pre- and post-doctoral fellowships and also served as Assistant Professor of Biochemistry at the State University of New York Medical School. Dr. Lucas is a private investor and currently a board member of Envoy Medical Corporation, ChemoCentryx, Inc. and Discovery Genomics, Inc. Dr. Lucas joined R&D Systems in 1980 as Head of Research. In 1985, he founded the Company’s Biotechnology Division. From 1985 until his retirement in 1995, Dr. Lucas was Chief Scientific Officer, Executive Vice President and Secretary of the Company. Among other attributes, skills and qualifications, the Board believes Dr. Lucas is qualified to serve as a Director of the Company because of his scientific background, particularly given his experience as former Chief Scientific Officer of R&D Systems, and his knowledge of the Company and its markets.

Howard V. O’Connell has served on the Company’s Board since 1985. Mr. O’Connell became the Lead Independent Director in 2010 and served in that role until Mr. Baumgartner, an independent Director, was appointed as Chairman in 2012. Mr. O’Connell has been a private investor since 1990. From 1969 to 1990, he served as Chairman, President and Treasurer of John G. Kinnard and Company, Incorporated, a securities broker-dealer. Among other attributes, skills and qualifications, the Board believes Mr. O’Connell is qualified to serve as a Director of the Company because of his over 40 years of management and strategic experience as a successful investor, entrepreneur and executive.

Randolph C. Steer, M.D., Ph.D. has served on the Company’s Board since 1990. Dr. Steer received his undergraduate degree in physiology and Ph.D. in pathobiology from the University of Minnesota and his medical degree from the Mayo Medical School. Dr. Steer is currently an independent biotechnology consultant. He served as President and Chief Operating Officer of Capstone Therapeutics Corp. from April 2006 to October 2011. Dr. Steer was elected to the Mayo Clinic Board of Trustees in November 2011. In the past five years, Dr. Steer also served as a director of BioCryst Pharmaceuticals, Inc. and Vital Therapies, Inc. Dr. Steer was a consultant to the pharmaceutical and biotechnology industries from 1989 to 2006, where he advised companies in business development, medical marketing and regulatory and clinical affairs. His prior experience includes service as Associate Director of Medical Affairs at Marion Laboratories and as Medical Director at Ciba Consumer Pharmaceuticals. Among other attributes, skills and qualifications, the Board believes Dr. Steer is qualified to serve as a Director of the Company because his medical and scientific backgrounds and his knowledge of the pharmaceutical and biotechnology industries provide valuable strategic insight.

Charles A. Dinarello, M.D. has served on the Company’s Board since 2005. Dr. Dinarello received his medical degree from Yale University and his clinical training at the Massachusetts General Hospital. Since 1996, Dr. Dinarello has been a Professor of Medicine and Immunology at the University of Colorado School of Medicine in Aurora, Colorado. Previously, he was Professor of Medicine and Pediatrics at Tufts University School of Medicine and a staff physician at the New England Medical Center Hospital in Boston. From March 2009 to February 2011, Dr. Dinarello served as acting CEO of Omni Bio Pharmaceutical, Inc. In 1998, Dr. Dinarello was elected to the United States National Academy of Sciences. Dr. Dinarello is considered one of the founding fathers of cytokine biology, and regularly speaks at symposia around the world. For his research in the field, Dr. Dinarello has won numerous awards: the Novartis Prize in Immunology (2010), the Paul Ehrlich Prize (2010), the Bonsfils-Staton Award (2010), the Royal Swedish Academy of Sciences Crafoord Prize in Polyarthritis (2009) and the Albany Medical Center Prize in Medical and Biomedical Research (the largest U.S. prize in medicine) (2009). Within the past five years, Dr. Dinarello has served as a director of Omni Bio Pharmaceutical, Inc. Among other attributes, skills and qualifications, the Board believes Dr. Dinarello is qualified to serve as a Director of the Company because his distinguished scientific background and his extensive experience with research organizations allow him to provide strategic guidance with regard to product development and the markets and customers we serve.

Karen A. Holbrook, Ph.D. has served on the Company’s Board since 2007. Dr. Holbrook earned her bachelor’s and master’s degrees in zoology from the University of Wisconsin-Madison. She earned a Ph.D. in biological structure from the University of Washington School of Medicine, where she pursued postdoctoral training in the Department of Medicine, Division of Dermatology. Dr. Holbrook served as Vice President for Research and Innovation, University of South Florida, from 2007 to 2013. She continues to serve as a senior advisor to the president of the University of South Florida and as a private consultant. She served as President of The Ohio State University from 2002 to 2007. Dr. Holbrook previously served as Senior Vice President for Academic Affairs and Provost at The University of Georgia, as well as Professor of Cell Biology and Adjunct Professor of Anatomy and Cell Biology and Medicine at the Medical College of Georgia. Before that, Dr. Holbrook served at the University of Florida at Gainesville as Vice President for Research and Dean of the Graduate School, as well as Professor of Anatomy and Cell Biology and Medicine (Dermatology). Her earlier academic career was spent as a Professor of Biological Structure and Medicine at the University of Washington School of Medicine where she gained a national reputation for her expertise in human fetal skin development and genetic skin disease and was a National Institutes of Health (NIH) Merit awardee. She also served as Associate Dean for Scientific Affairs. Dr. Holbrook also serves on non-profit boards, such as the American Association for the Advancement of Science and the Association of American Medical Colleges, among others. In the past five years, Dr. Holbrook also served as a director for Huntington Bancshares Incorporated. Among other attributes, skills and qualifications, the Board believes Dr. Holbrook is qualified to serve as a Director of the Company because her scientific background and academic leadership provide valuable executive management and strategic insight.

John L. Higgins has served on the Company’s Board since 2009. He graduated Magna Cum Laude with a bachelor’s degree from Colgate University. Mr. Higgins has been President and Chief Executive Officer of Ligand Pharmaceuticals Incorporated since January 2007 and has been a member of Ligand’s Board of Directors since March 2007. From 1997 until joining Ligand, Mr. Higgins was with Connetics Corporation, a specialty pharmaceutical company, as its Chief Financial Officer, and also served as Executive Vice President, Finance and Administration and Corporate Development at Connetics from January 2002 until its acquisition by Stiefel Laboratories, Inc. in December 2006. Mr. Higgins was previously a member of the executive management team and a director at BioCryst Pharmaceuticals, Inc., a biopharmaceutical company. Before joining BioCryst in 1994, Mr. Higgins was a member of the healthcare banking team of Dillon, Read & Co. Inc., an investment banking firm. Mr. Higgins also serves as Chairman of CoMentis, Inc., a biopharmaceutical company, and has served as a director of numerous public and private companies. Among other attributes, skills and qualifications, the Board believes Mr. Higgins is qualified to serve as a Director of the Company due to his combination of biopharmaceutical business, accounting and finance experience as well as his executive management experience, particularly with public companies.

Roeland Nusse, Ph.D. has served on the Company’s Board since May 2010. Dr. Nusse earned a bachelor’s degree in biology from the University of Amsterdam and a doctorate in molecular biology from the Netherlands Cancer Institute in 1980. He did his postdoctoral fellowship at the University of California, San Francisco. Dr. Nusse has served as Chairman of the Department of Developmental Biology at Stanford University since 2007. Dr. Nusse has been a professor or associate professor in the Department of Developmental Biology at Stanford University and an investigator at the Howard Hughes Medical Institute since 1990. He has also been the chair of the Department of Developmental Biology at Stanford since 2007. Dr. Nusse was previously at the Netherlands Cancer Institute (Amsterdam, The Netherlands) as a staff scientist and ultimately head of the Department of Molecular Biology. Dr. Nusse was elected to the United States National Academy of Sciences in April 2010. Dr. Nusse was previously named a member of the European Molecular Biology Organization in 1988, a member of the Royal Dutch Academy of Sciences in 1997 and a member of the American Academy of Arts and Sciences in 2001. Among other attributes, skills and qualifications, the Board believes Dr. Nusse is qualified to serve as a Director of the Company because his scientific research and academic background provide valuable strategic insight, including insight into the Company’s customers and markets.

VOTE REQUIRED

The Board recommends that you vote “FOR” the nominees named above and that you vote “FOR” setting the number of directors at nine, as set forth in this Proposal #1 and #2.

Under the Company’s Amended and Restated Articles of Incorporation, which were approved at the 2012 Annual Meeting of Shareholders, directors will be elected as follows: (i) if the number of director nominees is equal to (or less than) the number of directors to be elected, directors will be elected by a majority vote, meaning that directors who receive a greater number of “FOR” votes than “AGAINST” votes will be elected; (ii) if the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast.

Under applicable Minnesota law and the Company’s bylaws, approval of the proposal to set the number of directors at nine requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

CORPORATE GOVERNANCE

Board Independence

The Board annually reviews the independence of each director. The Board has affirmatively determined that all of the Company’s non-employee directors are “independent” as such term is defined in applicable law and regulations of the SEC and the Nasdaq Stock Market, LLC (“Nasdaq”). Mr. Kummeth is not independent based on his service as the Company’s Chief Executive Officer and President. In making its independence determinations, the Board reviewed transactions and relationships between the director, or any member of his or her immediate family, and the Company and its subsidiaries based on information provided by the director, Company records and publicly available information. With regard to the independence of Dr. Nusse, the Board considered that the R&D Systems, Inc., subsidiary of the Company, paid Dr. Nusse $24,000 in fiscal 2013 for scientific consulting in addition to his director fees. In reviewing the independence of Dr. Dinarello, the Board considered that in fiscal 2013 the Company provided products valued at less than $50,000 to a laboratory at the University of Colorado School of Medicine directed by Dr. Dinarello for promotional and research purposes in a manner similar to the Company’s relationship with other research laboratories.

Board Leadership Structure

Currently, the Board is led by its Chairman, Mr. Baumgartner, an independent director, and strong independent committee Chairs for each of the Audit, Executive Compensation, and Nominations and Governance Committees.

The Board has determined that dividing the roles of chairman and chief executive officer is the most effective leadership structure for the Company because of the differences between the two roles. The Board is responsible for setting the strategic direction for the Company. The Chairman of the Board sets the agenda for Board meetings and presides over meetings of the full Board and executive sessions of the independent directors. The Chief Executive Officer executes the Board’s direction and is responsible for the day-to-day leadership and performance of the Company.

The Board has determined that maintaining an independent Chairman, along with the independence of a majority of directors, helps maintain the Board’s independent oversight of management and ensures that the appropriate level of independence is applied to all Board decisions. In addition, the Audit, Executive Compensation, and Nominations and Governance Committees each consist entirely of independent directors.

Risk Oversight

Risk assessment and oversight is an integral part of Board and Committee deliberations throughout the year. The full Board regularly reviews strategic risks and opportunities facing the Company as a whole as well as those related to specific businesses. The Company’s Board administers its risk oversight function directly and through its Committees.

The Audit Committee has oversight responsibility with respect to the Company’s financial risk assessment and financial risk management. The Audit Committee meets regularly with management and the Company’s independent auditors to review the Company’s risk exposures, the potential financial impact those risks may have on the Company, the steps management takes to address those risks, and how management monitors emerging risks.

With respect to the Company’s compensation plans and programs, the Executive Compensation Committee structures such plans and programs to balance risk and reward, while mitigating the incentive for excessive risk taking by the Company’s executive officers and employees. The Executive Compensation Committee has concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Nominations and Governance Committee oversees the management of risks associated with the composition and independence of the Company’s Board.

The full Board has oversight responsibility for all other risks, such as strategic, technology and operational risks. In performing their oversight responsibilities, the Board and Committees review policies and guidelines that senior management use to manage the Company’s exposure to material categories of risk. In addition, the Board and Committees review the performance and functioning of the Company’s overall risk management function and management’s establishment of appropriate systems for managing risk, including strategic, technology and operational risks.

Related Party Transactions

In accordance with the Audit Committee Charter, the Audit Committee reviews and approves all related party transactions involving the Company’s directors and executive officers or their immediate family members to determine whether such transactions meet applicable legal requirements and are appropriately disclosed in the Proxy Statement. The Company has adopted a written policy concerning the review of related party transactions, which provides that in determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, all directors and executive officers of the Company are subject to the Company’s Code of Ethics and Business Conduct, which requires the directors and executive officers to inform the Company’s legal counsel of any existing or proposed relationship or business transaction that could be, or might appear to be, a conflict of interest. Any reported transactions would be brought to the attention of the Audit Committee for review and disposition.

Executive Compensation Committee Interlocks and Insider Participation

The Executive Compensation Committee consists of Dr. Steer (Chair), Mr. O’Connell, Mr. Baumgartner and Mr. Higgins. None of the members of the Executive Compensation Committee were an officer or employee of the Company during fiscal 2013, or were formerly an officer of the Company. None of the members of the Executive Compensation Committee had any relationship requiring disclosure as a related party transaction. No executive officer of the Company during fiscal 2013 served on the compensation committee or the board of any company that employed any member of the Company’s Executive Compensation Committee or Board.

Executive Compensation Consultants

From time to time, the Executive Compensation Committee retains consultants to assist with setting executive compensation. The Executive Compensation Committee has sole authority to retain or replace such independent compensation consultants. The compensation committee annually evaluates the independent compensation consultant’s independence and performance. Beginning this year, the Executive Compensation Committee will evaluate such compensation consultant’s independence under the applicable Nasdaq listing standards.

In fiscal 2013, the Executive Compensation Committee engaged Aon Hewitt, an independent outside compensation consulting firm, to advise the Executive Compensation Committee with respect to compensation of the Chief Executive Officer and Chief Financial Officer. Aon Hewitt did not provide any additional services during fiscal 2013.

Code of Ethics and Business Conduct and Financial Fraud Hotline

The Company has adopted a Code of Ethics and Business Conduct, which is applicable to all directors, officers and employees of the Company. A copy is available for review at the Company’s website, www.techne-corp.com. The Company sponsors a financial fraud hotline that is available to all employees, operated on a confidential basis by a third party, and supervised with full powers of investigation by the Audit Committee of the Board.

Shareholder Communications with Directors

Shareholders may communicate directly with the Board of Directors. All communications should be directed to the Company at 614 McKinley Place N.E., Minneapolis, MN 55413, and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, for non-management directors, or for a particular director. Unless other distribution is specified, the communication will be forwarded to the entire Board. The communication will not be opened before being forwarded to the intended recipient, but it will go through normal security procedures.

Directors’ Meetings and Committee Structure

The Company’s Board of Directors has three standing Committees: the Audit Committee, the Executive Compensation Committee and the Nominations and Governance Committee. All members of all Committees are “independent” as such term is defined in applicable law and regulations of the SEC and Nasdaq. In addition, all members of the Audit Committee meet the additional independence standards applicable to its members. The Company also has a Scientific Subcommittee, which was formed to advise the Board regarding research strategies, the scientific merit of technology or products involved in licensing and acquisition opportunities and emerging science and technology issues, as well as meet with and mentor key scientific employees. Members of the Scientific Subcommittee are Dr. Dinarello (Chair) and Drs. Lucas, Steer, Holbrook and Nusse.

The Board and Audit Committee have scheduled meetings each quarter prior to the Company’s quarterly earnings release and may, from time-to-time, hold additional meetings. The Executive Compensation Committee and the Nominations and Governance Committee meet during the year as needed. During fiscal 2013, the Board held seven meetings, the Audit Committee held six meetings, the Executive Compensation Committee held six meetings, and the Nominations and Governance Committee met twice, but each also conducted business via written actions in lieu of meetings and otherwise communicated informally throughout the year on various Board and committee matters. Executive sessions of independent directors (meetings of outside directors without any member of management present) are held in conjunction with regularly scheduled meetings of the Board. It is the policy of the Company that all directors should attend the Company’s annual meeting of shareholders. Each of the directors attended 75% or more of the regularly scheduled quarterly Board meetings. Each director also attended 75% or more of the total number of meetings of the Board and Committees of which he or she was a member. All incumbent members attended the annual meeting in 2012.

The Audit Committee, whose members are Mr. Higgins (Chair), Mr. Baumgartner, Mr. O’Connell, Dr. Steer and, operates under a written charter established by the Company’s Board of Directors. A copy of the charter is available for review at the Company’s website, www.techne-corp.com. The Audit Committee is responsible for the appointment, supervision and evaluation of the Company’s independent registered public accounting firm and for reviewing the Company’s internal audit procedures, the quarterly and annual financial statements of the Company and the results of the annual audit. The Audit Committee also approves all related party transactions, establishes and oversees the implementation of the Company’s cash investment policy and monitors the Company’s financial fraud hotline. The Board of Directors has determined that for fiscal 2013 all Audit Committee members are “audit committee financial experts” as such term is defined in Section 407 of the Sarbanes-Oxley Act and Item 407(d)(5) of Regulation S-K, and all such members are “independent” under applicable law and regulations of the SEC and Nasdaq. The Audit Committee’s report is included in this Proxy Statement.

The Executive Compensation Committee, whose members are Dr. Steer (Chair), Mr. O’Connell, Mr. Baumgartner and Mr. Higgins, determines compensation for executive officers of the Company. The Executive Compensation Committee operates under a written charter. A copy of the charter is available for review at the Company’s website, www.techne-corp.com. The Executive Compensation Committee establishes both overall policies for executive compensation and reviews the performance of the executive officers. The Executive Compensation Committee works with Mr. Kummeth, the Chief Executive Officer of the Company, to establish performance goals for the other executive officers and, acting independently, establishes the performance goals for Mr. Kummeth. The Executive Compensation Committee determines the annual base compensation of all executive officers and awards bonuses, both cash and equity, to all executive officers based on performance. The Executive Compensation Committee also approves director compensation policies and practices. The Executive Compensation Committee’s report is included in this Proxy Statement.

The Nominations and Governance Committee, chaired by Dr. Holbrook, is composed of all of the Company’s “independent” directors, which are currently all directors except Mr. Kummeth. The Nominations and Governance Committee operates under a written charter. A copy of the charter is available for review at the Company’s website, www.techne-corp.com. The functions of the Nominations and Governance Committee are to recruit well-qualified candidates for the Board, select persons to be proposed in the Company’s proxy statement for election as directors at annual meetings of shareholders, determine whether each member of the Board is independent under applicable laws and regulations and establish governance standards and procedures to support and enhance the performance and accountability of management and the Board. The Nominations and Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominations and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominations and Governance Committee through current members of the Board of Directors, professional search firms, shareholders or other persons and may be considered at any point during the year.

The Nominations and Governance Committee will consider all nominees for director recommended by shareholders of the Company, applying the same criteria as is used for nominees recommended by other sources. Recommendations may be sent to the Nominations and Governance Committee at the Company’s address: 614 McKinley Place N.E., Minneapolis, MN 55413. The Nominations and Governance Committee has recommended to shareholders the re-election of the incumbent directors of the Company.

PROPOSAL #3: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Company is providing shareholders an advisory vote on named executive compensation. This vote is required under Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”).

This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to the named executive officers. Our Executive Compensation Committee has described our compensation philosophy in the Executive Compensation Discussion and Analysis contained in this Proxy Statement. Shareholders are urged to read the Executive Compensation Discussion and Analysis, which also discusses how the Company’s compensation policies and procedures implement the Company’s compensation philosophy, as well as the 2013 Summary Compensation Table and other related tables and narrative disclosure, that describe the compensation of the Chief Executive Officer, the Chief Financial Officer and the other named executive officer of the Company in fiscal 2013. The Executive Compensation Committee and the Board believe the policies and procedures articulated in the Executive Compensation Discussion and Analysis are effective in implementing the Company’s compensation philosophy and in achieving its goals and that the compensation of the named executive officers in fiscal 2013 reflects and supports these compensation policies and procedures.

Shareholders are being asked to vote on the following resolution:

“RESOLVED, the shareholders of Techne Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation Discussion and Analysis, compensation tables, and related disclosures contained in the executive compensation section of the Proxy Statement for the 2013 Annual Meeting of Shareholders.”

This advisory vote on named executive officer compensation, commonly referred to as a “say-on-pay” advisory vote, is not binding on the Board. However, the Board and Executive Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements. Consistent with the results of the shareholder advisory vote held at the 2011 Annual Meeting of Shareholders regarding the frequency of “say-on-pay” votes, the Board has adopted a policy providing for annual “say-on-pay” advisory votes.

VOTE REQUIRED

The Board recommends that you vote “FOR” the adoption of the resolution set forth in this Proposal #3. Under applicable Minnesota law and the Company’s bylaws, this proposal requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

PROPOSAL #4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2014. KPMG LLP has served as the Company’s independent registered public accounting firm since 2003. Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of its shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating the Company’s independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company’s shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions by shareholders.

Shareholders are being asked to vote on the following resolution:

“RESOLVED, the shareholders of Techne Corporation ratify the appointment of KPMG LLP as Independent Auditor of the Company’s financial statements for the fiscal year ending June 30, 2014.”

VOTE REQUIRED

The Board recommends a vote “FOR” the ratification of the appointment of KPMG LLP as Independent Auditor for Fiscal 2014.

DIRECTOR COMPENSATION

Directors who are not employees of the Company were compensated for the year ended June 30, 2013 as follows:

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Robert V. Baumgartner	$50,340	$65,500	$115,840
Roger C. Lucas, Ph.D.	35,000	65,500	100,500
Howard V. O’Connell	37,000	65,500	102,500
Randolph C. Steer, M.D., Ph.D.	40,340	65,500	105,840
Charles A. Dinarello, M.D.	43,000	65,500	108,500
Karen A. Holbrook, Ph.D.	38,340	65,500	103,840
John L. Higgins	46,000	65,500	111,500
Roeland Nusse, Ph.D. (3)	35,000	65,500	100,500

(1)	Amounts consist of annual director fees, chair fees, and committee fees for services as members of the Company’s Board and its committees. For further information concerning such fees, see information following this table.
(2)	Amounts represent the total fair value of equity-based compensation for stock option awards granted in fiscal 2013 calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of these amounts are described in Note I to the Company’s audited financial statements for the fiscal year ended June 30, 2013, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on August 29, 2013. Pursuant to the Company’s 2010 Equity Incentive Plan, each of the above directors received an automatic option grant for 5,000 shares of Company Common Stock on the date of the 2012 Annual Shareholder Meeting. As of June 30, 2013, the following non-employee directors held options to purchase the following number of shares of the Company’s Common Stock: Mr. Baumgartner—40,000; Dr. Lucas—40,000; Dr. Steer—30,000; Dr. Dinarello—41,500; Dr. Holbrook—40,000; Mr. Higgins—30,000; Dr. Nusse—25,000; Mr. O’Connell—15,000. Family trusts, of which Mr. O’Connell is a trustee and beneficiary, held options to purchase 25,000 shares as of June 30, 2013.
(3)	The Company’s R&D Systems, Inc. subsidiary paid Dr. Nusse $24,000 in fiscal 2013 for scientific consulting in addition to his director fees.

For the initial portion of fiscal 2013, non-employee directors received an annualized fee of $25,000 for service on the Board and Committees of the Board. Directors were paid an additional $1,000 for each meeting of the Board other than its regularly scheduled quarterly meetings and for each meeting of a Committee on which the director serves other than Committee meetings held in conjunction with a meeting of the full Board. Beginning in November 2012, non-employee directors received annualized fees of $40,000 for Board service; $15,000 for serving as the Chair of the Audit Committee, $5,000 for serving as Chair of the Executive Compensation or Nominations and Governance Committee, $12,000 for serving as Chair of the Scientific Subcommittee, and $20,000 to the non-employee Chairman of the Board or, if there is not a non-employee Chairman of the Board, the Lead Independent Director. Each non-employee director also received a grant of a stock option for 5,000 shares under the Company’s 2010 Equity Incentive Plan.

For fiscal 2014, each non-employee member of the Board shall receive an annual fee of $40,000. The Chairman of the Board will receive an additional annual fee of $20,000, the Audit Committee Chair will receive an additional annual fee of $15,000, and each other committee Chair will receive an additional annual fee of $12,000. In addition, each non-employee director who waives the grant of an option to purchase 5,000 shares of Techne common stock that would otherwise be granted under the Company’s 2010 Equity Incentive Plan, will receive an annual grant of a fully vested option to purchase 4,000 shares of Techne common stock, with an exercise price equal to the fair market value of Techne’s common stock on the grant date, and 1,000 shares of restricted stock, which vest after one year. Non-employee directors who join the Board other than by election at an annual meeting of shareholders will receive a prorated equity grant based on the portion of the year served. Each Non-employee directors is also eligible for reimbursement of reasonable expenses incurred in connection with his or her services as a director.

PRINCIPAL SHAREHOLDERS

The following table provides information concerning the only persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding Common Stock as of September 6, 2013:

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,079,022	(1)	5.6%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,903,808	(2)	5.2%
Macquarie Group Limited No. 1 Marin Place Sydney, New South Wales, Australia	1,854,916	(3)	5.0%

(1)	BlackRock, Inc. reported its beneficial ownership on a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on February 11, 2013. The filing indicates that as of December 31, 2012, BlackRock, Inc. had sole voting power over 2,079,022 shares, shared voting power over no shares, sole dispositive power over 2,079,022 shares, and shared dispositive power over no shares.
(2)	The Vanguard Group reported its beneficial ownership on a Schedule 13G filed with the SEC on February 11, 2013. The filing indicates that as of December 31, 2012, The Vanguard Group has sole voting power of 26,526 shares, shared voting power over no shares, sole dispositive power over 1,878,982, and shared dispositive power over 24,826 shares.
(3)	The Macquarie Group Limited reported its beneficial ownership on a Schedule 13G/A filed with the SEC on March 1, 2013. The filing indicates that as of December 31, 2012, The Macquarie Group Limited is the beneficial owner of 1,854,916 shares as a result of its ownership of Macquarie Bank Limited, Macquarie Private Wealth Inc., Delaware Management Holdings Inc. and Delaware Management Business Trust and has sole dispositive power, shared dispositive power, sole voting power, and shared voting power over no shares. The filing further indicates that Delaware Management Holdings, Inc. has sole voting power and sole dispositive power over 1,852,926 shares, and Macquarie Private Wealth, Inc. has sole voting power and sole dispositive power over 1,990 shares.

MANAGEMENT SHAREHOLDINGS

The following table sets forth the number of shares of the Company’s Common Stock beneficially owned as of September 6, 2013, by each executive officer of the Company named in the Summary Compensation Table (the “named executive officers”), by each director and by all directors and current executive officers as a group. Each individual beneficially owns less than one percent of total shares outstanding, plus shares subject to options exercisable by him or her. As a group, executive officers and directors beneficially own 2.8% of total shares outstanding.

Name of Director or Executive Officer	Number of Shares Beneficially Owned (1)
Charles R. Kummeth	24,479	(2)(3)
Robert V. Baumgartner	43,000	(3)(4)(5)
Roger C. Lucas, Ph.D.	41,456	(3)(4)(6)
Howard V. O’Connell	110,000	(3)(4)(7)
Randolph C. Steer, M.D., Ph.D.	30,000	(3)(4)(8)
Charles A. Dinarello, M.D.	41,500	(3)(4)(8)
Karen A. Holbrook, Ph.D.	40,000	(3)(4)(8)
John L. Higgins	30,000	(3)(4)(8)
Roeland Nusse, Ph.D.	25,000	(3)(4)(8)
Gregory J. Melsen	71,887	(9)
Marcel Veronneau	66,458	(10)
Officers and directors as a group (11 persons)	1,033,354	(11)

(1)	Unless otherwise indicated, the person listed as the beneficial owner has sole voting and sole investment power over outstanding shares. Shares beneficially owned includes shares subject to options that are currently outstanding and exercisable and options that are currently outstanding and will become exercisable within 60 days of September 6, 2013. Percentage ownership calculations are based on 36,844,994 shares issued and outstanding on September 6, 2013.
(2)	Includes 15,000 shares held directly and 9,479 shares subject to stock options.
(3)	Does not include 517,128 shares held by the Techne Corporation and Affiliates Stock Bonus Plan (the “Stock Bonus Plan”). All 517,128 shares held by the Stock Bonus Plan are held for the benefit of employees of the Company. No shares in the Stock Bonus Plan are held for the benefit of any non-employee directors of the Company. The 517,128 shares are included in the total of executive officers and directors as a group. The Company’s Board, acting by majority vote, currently directs the Trustee, BMO Harris Bank N.A. Trust as to the voting of such shares.
(4)	Does not include (i) a stock option to purchase 5,000 shares or (ii) a stock option to purchase 4,000 shares and 1,000 shares of restricted stock, either of which will be granted to each director on the date of the Annual Meeting at each director’s discretion.
(5)	Includes 3,000 shares owned directly and 40,000 shares subject to stock options.
(6)	Includes 1,456 shares owned directly and 40,000 shares subject to stock options.

(7)	Includes 70,000 shares owned and 25,000 shares subject to stock options owned by trusts of which Mr. O’Connell is a trustee and beneficiary. Includes 15,000 shares subject to stock options held directly by Mr. O’Connell.
(8)	All shares subject to stock options.
(9)	Includes 1,438 shares owned directly, 726 shares held by the Stock Bonus Plan for Mr. Melsen’s account and 69,723 shares subject to stock options.
(10)	Includes 34,734 shares owned directly, 6,828 shares held by the Stock Bonus Plan for Mr. Veronneau’s account and 24,896 shares subject to stock options.
(11)	Includes 517,128 shares held by the Stock Bonus Plan as to which the Company’s Board of Directors directs the voting and 390,598 shares which may be purchased pursuant to stock options.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

In this section, we provide an overview of our executive compensation philosophy and describe the material components of our executive compensation program for our Named Executive Officers, or “NEOs,” whose compensation is set forth in the 2013 Summary Compensation Table and other compensation tables contained in this Proxy Statement.

Named Executive Officers (NEOs)

•	Charles R. Kummeth, President and CEO;

•	Thomas E. Oland, Former President and CEO;

•	Gregory J. Melsen, Vice President – Finance, Treasurer and CFO; and

•	Marcel Veronneau, Senior Vice President – Clinical Controls (formerly Hematology).

Executive Compensation Committee Report

The Executive Compensation Committee of the Board of Directors (the “Committee”) is responsible for reviewing and approving total compensation programs and levels for the Company’s executive officers, including the NEOs. The Committee’s responsibilities are specified in the Executive Compensation Committee Charter.

The Committee reviewed and discussed the Executive Compensation Discussion and Analysis below with management. Based on the Committee’s review and its discussions with management, the Committee recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2013 Annual Meeting.

Randolph C. Steer, M.D., Ph.D. (Chair)

Howard V. O’Connell

Robert V. Baumgartner

John L. Higgins

        Members of the Executive

        Compensation Committee

Executive Summary

Key Compensation Highlights for Fiscal Year 2013

•	Hired and provided appropriate compensation for a new CEO: A significant component of the CEO’s new-hire compensation package is tied to satisfaction of performance criteria.

•	Adjusted compensation arrangements with the Company’s CFO to reflect changing responsibilities: The Executive Compensation Committee maintained a competitive base salary and structured retention incentives for Mr. Melsen, in order to ensure a smooth transition during and after the Company’s CEO search.

Impact of 2013 Company Performance on Executive Pay

The Company achieved mixed results in fiscal 2013. It successfully transitioned to new leadership, retained important employees and experienced a 5.3% increase in annual net sales in the Clinical Controls Division (formerly Hematology), to $22.4 million from $21.3 million. Overall, though, the Company’s fiscal 2013 consolidated net sales were $311 million, which represented a decrease of 1.3% from fiscal 2012, and its fiscal 2013 consolidated net earnings were $112 million, which was steady from fiscal 2012. These consolidated results were below the threshold Company performance goals that the Executive Compensation Committee had established for the payment of performance bonuses to Messrs. Melsen and Veronneau. Therefore, such executives did not receive cash bonuses based on either Company or personal goals (as the award of any cash bonus based on personal goals is dependent upon achievement of threshold Company goals).

Consideration of Last Year’s “Say-on-Pay” Vote

Following our 2012 Annual Meeting, the Executive Compensation Committee reviewed the results of the shareholder advisory vote on executive compensation (“Say-on-Pay”) that was held at the meeting with respect to 2012 executive compensation. Approximately 99% of the votes cast on the proposal were voted in support of NEO compensation. The Executive Compensation Committee continues to structure executive compensation in a manner that aligns the interests of NEOs with those of the shareholders.

Compensation Objectives

The Executive Compensation Committee has designed the compensation packages of the Company’s executive officers to achieve the following objectives:

•	Competitiveness: We aim to recruit and retain highly qualified executive officers by offering total compensation that is competitive with that offered for comparable positions.

•	Pay for Performance: Through base salary increases and short- and long-term incentives tied to achievement of performance criteria, we motivate and reward executives for the achievement of important business and individual performance objectives.

•	Alignment to Shareholder Interests: We use performance-based compensation and stock options with long-term vesting schedules to align the interest of executive officers with the long-term interest of shareholders.

•	Internal Pay Equity: We believe that employees should be fairly compensated based on their level of responsibility within the Company, that there should be a reasonable relationship between executive salaries and the average employee or mid-level manager salaries within the Company and that the percentage increase in base salary for executives should not be greater than the percentage increase paid to the Company’s other employees.

The Executive Compensation Committee reviews and approves each executive’s base pay, bonus, and equity incentives annually and is responsible for assuring that compensation for the executive officers is consistent with the foregoing objectives. When conducting this review, the Executive Compensation Committee views the various components of its compensation program as related, but distinct. Although the Executive Compensation Committee does review and consider total compensation for each executive officer as a whole, it does not believe that significant compensation derived from one component should necessarily negate or reduce compensation from other components. The Executive Compensation Committee determines the appropriate level for each compensation component based on overall compensation objectives. The Executive Compensation Committee has not adopted any policies or guidelines for allocating compensation among the different elements of the compensation program.

Procedures for Setting Executive Compensation

Responsibility of the Executive Compensation Committee

The Executive Compensation Committee of the Board of Directors is responsible for establishing the compensation programs of the Company’s Chief Executive Officer and other executive officers, including but not limited to the executive officers named in the summary compensation table of this Proxy Statement. The Executive Compensation Committee participates in the consideration and employment of prospective executive officers of the Company. The Executive Compensation Committee also administers the Company’s equity-based and performance-based compensation plans, including stock option plans. Accordingly, it is responsible for reviewing cash and equity incentives payable to executives and has the authority to grant options to purchase shares of the Company’s Common Stock to all participants under the Company’s stock option plans, and to determine all terms and conditions of such options.

Ongoing Corporate Governance Policies

We endeavor to maintain good governance standards, including the oversight of our executive compensation policies and practices. The following policies and practices were in effect during fiscal year 2013:

•	We maintain a majority vote for the election of directors in uncontested elections (and require an offer to resign by any incumbent director who is not re-elected by a majority vote) and plurality voting in any election that is contested.

•	We separate the roles of CEO and Chairman because we believe that doing so helps maintain the Board’s independent oversight of management and helps ensure that the appropriate level of independence is applied to all Board decisions.

•	Executive compensation decisions are evaluated by a committee consisting entirely of independent directors.

•	The Committee’s independent compensation consultant, Aon Hewitt, was retained directly by the Committee and performed no other consulting or other services for the Company.

•	The Committee conducts an annual review of the Company’s compensation strategy, including a review of risks relating to compensation programs, to assess the balance between risk and reward and ensure that compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

Role of the Chief Executive Officer in Compensation Decisions

At the beginning of each fiscal year, the Executive Compensation Committee assesses the base compensation and the potential compensation that the named executive officers could earn by achieving the Company’s financial targets and their individual personal goals. As part of this assessment, the Chief Executive Officer makes recommendations to the Executive Compensation Committee regarding the base compensation and personal performance goals and target incentive amounts for the executive officers that report to him. Such recommendations take into account internal pay equity, position within an internal compensation range, changes in responsibilities, local compensation levels for similar positions in all industries and duties and other factors the Chief Executive Officer considers important in establishing competitive compensation for the executives that report to him. Among these other factors is a philosophy that there should be a reasonable relationship between executive salaries and the average employee or mid-level manager salaries within an organization; the percentage increase in base salary for executives should not be greater than the percentage increase paid to a company’s other employees; executive bonuses should be based on performance; and incentives should be long-term equity-based arrangements that are tied to the long-term improvements in financial results and appreciation in the Company’s stock price. Following completion of the fiscal year, the CEO also provides input on the personal achievements of the executives who report to him. This input informs the Executive Compensation Committee when determining incentive payments and discretionary bonuses based on achievement of pre-established personal performance goals and other accomplishments.

The Executive Compensation Committee discusses the CEO’s recommendations and accepts or adjusts them, in whole or in part, based on its own assessment of internal pay equity and responsibilities and its independent review of local comparative data for all industries. The executive officers are not present during the Executive Compensation Committee’s final discussion and determination of the type and amount of compensation to be paid.

Use of Compensation Consultant and Peer Groups

The Executive Compensation Committee retained Aon Hewitt in February 2013 to assess the compensation packages for the CEO and CFO. Although the Company’s Executive Compensation Committee has not historically retained a compensation consultant, it felt that doing so in connection with hiring a new CEO would support the Company’s objectives to recruit and retain qualified executives, align their interests with those of shareholders and ensure that their compensation packages would appropriately motivate and reward ongoing achievement of business goals.

Aon Hewitt assessed a comparative group, which primarily consisted of life sciences companies with annual revenues between $100 million and $500 million. The Executive Compensation Committee selected the companies in the comparative group because they are similar in size to the Company and are publicly-traded. Although it is not possible to compile a peer group of companies that directly compete with the Company, the issuers in the comparative group operate in the same general industry as the Company, and the Executive Compensation Committee therefore believes that such companies compete for a similar pool of executive talent. The table below identifies these companies and their characteristics, along with the Company’s relative ranking, based on financial data reported by each company for its then most recent fiscal year. Market data was calculated as of February 27, 2013. Revenue and market data are in millions.

Company	Location	Number of Employees	Revenues	Operating Income		Market Cap
Accuray	Sunnyvale, CA	1,100	$409.2	-$	63.0	$316.4
Aceto	Port Washington, NY	233	$444.4		$25.4	$284.5
Acorda Therapeutics	Hawthorne, NY	328	$256.3		$35.1	$1,187.9
Affymetrix	Santa Clara, CA	875	$267.5	-$	16.6	$284.2
Align Technology	San Jose, CA	2,593	$479.7		$90.4	$2561.2
Alkermes	Waltham, MA	600	$186.6	-$	45.6	$2,823.1
Alphatec Spine	Carlsbad, CA	470	$197.7	-$	24.5	$153.4
Arthrocare	Austin, TX	1,700	$368.5		$64.1	$977.1
Auxilium Pharmaceuticals	Malvern, PA	526	$395.3		$85.5	$850.8
BioMarin Pharmaceutical	Novato, CA	1,089	$500.7	-$	110.2	$7,117.2
Cepheid	Sunnyvale, CA	717	$277.6		$3.8	$2,401.5
Conceptus	Mountain View, CA	299	$127.0	-$	3.1	$692.2
CryoLife	Kennesaw, GA	488	$131.7		$12.6	$166.8
Dendreon	Seattle, WA	1,050	$325.5	-$	339.8	$871.2
Emergent Biosolutions	Rockville, MD	811	$273.4		$32.0	$548.2
ExacTech	Gainesville, FL	574	$205.4		$13.8	$252.6
Genomic Health	Redwood City, CA	511	$206.1		$8.3	$883.1
Harvard Bioscience	Holliston, MA	396	$108.9		$6.1	$166.6
Illumina	San Diego, CA	2,400	$1,148.5		$200.8	$6,080.5
Insulet	Bedford, MA	576	$152.3	-$	42.5	$1,117.4
Lifevantage	Sandy, UT	139	$126.2		$21.5	$281.9
Luminex	Austin, TX	709	$202.6		$22.7	$700.9
Meridian Bioscience	Cincinnati, OH	510	$173.5		$49.3	$876.0
Momenta Pharmaceuticals	Cambridge, MA	197	$283.1		$179.7	$661.2
Myriad Genetics	Salt Lake City, UT	1,169	$496.0		$180.3	$2,030.6
Natus Medical	San Carlos, CA	835	$232.7	-$	10.6	$343.3
NxStage Medical	Lawrence, MA	2500	$217.3	-$	15.5	$641.1
OmniCell	Mountain View, CA	773	$245.5		$16.2	$596.9
Onyx Pharmaceuticals	San Francisco, CA	420	$447.2		$98.3	$5,558.6
Optimer Pharmaceuticals	San Diego, CA	278	$145.0		$5.6	$578. 5
Questcor Pharmaceuticals	Hayward, CA	206	$218.2		$113.1	$1,928.9
Quidel	San Diego, CA	514	$155.7		$8.8	$785.3
Santarus	San Diego, CA	240	$118.8		$5.4	$837.6
SciClone Pharmaceuticals	Foster City, CA	875	$133.6		$29.4	$259.1
Solta Medical	Hayward, CA	351	$116.0	-$	7.0	$141.7
The Medicines Company	Parsippany, NJ	421	$484.7		$58.1	$1,691.1
Thoratec	Pleasanton, CA	934	$491.7		$75.7	$2,062.3
Volcano	San Diego, CA	1,289	$343.5		$25.4	$1,166.4
Divisions Included
Bio Rad - Life Sciences Division		N/A	N/A		N/A	N/A
EMD Millipore Division		N/A	N/A		N/A	N/A
Life Technologies - Research Consumables Division		N/A	N/A		N/A	N/A
Pall – Life Sciences Division		N/A	N/A		N/A	N/A
Thermo Fisher Scientific - Laboratory Products Division		N/A	N/A		N/A	N/A
75th Percentile		919	$388.6		$55.9
50th Percentile		575	$239.1		$15.0
25th Percentile		402	$160.2	-$	6.0
TECHNE		783	$314.6		$166.2	$2,514.9
Percentile Rank		63%	67%		94%	88%

The Executive Compensation Committee does not target a particular percentile range for the base salaries or total compensation for the Company’s named executive officers, but uses generally published local data and the comparative group above as a data point in its compensation decisions. In addition, it recognized that the Company’s historical executive compensation levels have been conservative compared to local data among a variety of industries. When determining the CEO compensation package, the Executive Compensation Committee balanced its historical approach to compensation levels with its stated executive compensation objectives. The CEO’s base salary and the dollar value of his target cash incentive fall modestly below the 50th percentile of the comparative group. In order to encourage Mr. Kummeth to join and stay with the Company and to promote stock price appreciation, and the Executive Compensation Committee used an inducement award, in the form of options and restricted stock, with a combined value in the top quartile of the comparative group. Mr. Kummeth was also eligible for a retention incentive, payable in cash as of June 30, 2013, and received performance-based stock options that will vest only if certain financial and operational goals are achieved during the 2014 fiscal year.

When determining the type and value of compensation appropriate to reward and motivate Mr. Melsen for his ongoing contributions to the Company as CFO, the Executive Compensation Committee set base salary and the dollar value of target cash incentive modestly higher than the 50th percentile of the comparative group. In addition, the Executive Compensation Committee structured retention incentives for the CFO in recognition of the value of his institutional knowledge and his expected future contributions.

For NEOs other than the CEO and CFO, the Executive Compensation Committee considered the compensation levels implied by comparative data derived from generally available, locally published executive compensation reports, but such comparative data is only one factor considered in the overall compensation decision-making process and is not a material factor.

2013 Compensation Program

Key Elements

The Company’s executive compensation program consists of base salaries, annual performance bonuses with cash and stock option components, and various benefits, including the Company’s Profit Sharing and Savings Plan and Stock Bonus Plan, in which all qualified employees of the Company participate. In addition, the Executive Compensation Committee from time to time may award special cash bonuses or stock options related to non-recurring, extraordinary performance. The Executive Compensation Committee typically also awards stock options upon hiring of a new executive officer.

•	Base salary. Base salaries are paid to compensate the named executive officers for their normal day-to-day responsibilities. A competitive base salary is provided to each executive officer recognizing the skills and experience each individual brings to the Company, the length of time with the Company and the performance contributions each makes. Salaries are reviewed on an annual basis and are made in connection with annual performance reviews.

•	Performance-based bonus plan. Executives are eligible to receive performance bonuses, in the form of cash and equity, if predetermined Company-wide goals are achieved. For Messrs. Oland, Melsen and Veronneau, the fiscal 2013 plan provided that 70% of each named executive officer’s cash bonus would be based upon the percentage of increase in consolidated revenues and net earnings from the prior fiscal year and 30% would be based upon achievement of qualitative personal goals set for each named executive officer. The personal goals for the named executive officers were qualitative in nature and position-specific. These personal goals were established early in the fiscal year by the Executive Compensation Committee, taking into account each executive’s responsibilities at the Company and the recommendations of the Chief Executive Officer as to the executives who report to him. Payment of bonuses based on personal goals depends as a threshold matter on whether Company goals are achieved. If Company performance goals are achieved, the historical practice of the Executive Compensation Committee was to assess the achievement of the personal goals by each named executive officer, which assessment included the recommendations of the Chief Executive Officer as to the achievement of the personal goals of the executives who report to him. The Executive Compensation Committee has revised the Company’s performance-based bonus plan for fiscal 2014 year, as described under the heading “2014 Incentive Plan,” below.

•	New hire and retention awards. In order to balance the objective of recruiting and retaining highly qualified executives with the desire for ongoing compensation to be tied to performance and aligned with the Company’s historically conservative executive compensation packages, the Executive Compensation Committee utilized inducement and retention awards for Messrs. Kummeth and Melsen. These awards are reflective of the value that such executives contribute to the Company but are of limited duration.

•	Other compensation. The Company provided medical and insurance benefits to its executive officers, which are the same as those generally available to all Company employees. The Company has a Profit Sharing and Savings Plan and a Stock Bonus Plan for R&D Systems, Inc., in which all qualified U.S. employees, including executive officers, participate subject to statutory limitations on contributions for highly compensated individuals, as well as defined contribution plans for employees of other subsidiaries. The amount of the Company’s contribution to the plans is based on the increase in revenues and after-tax earnings from the prior fiscal year and is based on a percentage of an employee’s total gross wages. Contributions to the Stock Bonus Plan, if any, are in the form of Company common stock. The Company did not make cash or stock contributions to the Profit Sharing and Savings Plan or the Stock Bonus Plan for fiscal 2013. The Company does not provide any other significant perquisites or executive benefits to its named executive officers.

Compensation Decisions

Charles R. Kummeth, President and CEO

Mr. Kummeth assumed the role of Chief Executive Officer on April 1, 2013. The CEO search process was led by the Board of Directors. Mr. Kummeth was recruited in light of his executive track record of success and major accomplishments working for a range of businesses, including two Fortune 500 companies.

In light of his qualifications and experience with global, successful P&L management and with mergers, acquisition integration, operations and international matters, the Executive Compensation Committee decided to pay Mr. Kummeth an initial base salary of $575,000 and a cash award of approximately $108,000, so long as he did not resign from his position prior to June 30, 2013. In addition, Mr. Kummeth received 15,000 shares of restricted stock, the risks of forfeiture of which will lapse annually in one-third increments beginning on April 1, 2014 and an option to purchase 65,000 shares of Company common stock, which vests as to 8,125 on October 1, 2013 and in monthly pro rata increments for 42 months thereafter, provided in each case that Mr. Kummeth remains employed by the Company as of the applicable lapse or vesting date.

Because Mr. Kummeth joined the Company during the fourth quarter of the fiscal year, he did not participate in the Company’s performance-based bonus pool for fiscal 2013. In order to link Mr. Kummeth’s pay to Company performance during the fourth quarter of fiscal 2013 and thereafter, the Executive Compensation Committee granted an option to purchase 50,000 shares of Company common stock which will vest on April 1, 2014 if, and only if, certain performance goals achieved. These goals relate to: (i) organizational design, productivity and processes; (ii) strategic planning and investment; (iii) marketing and communication initiatives; (iv) ongoing integration of Tocris Holdings Ltd. into Techne Corporation’s operations; (v) product development and commercialization; (vi) alignment of Company-wide compensation plans and processes; and (vii) technology and infrastructure opportunities. Mr. Kummeth will also participate in the 2014 Management Incentive Plan, as described in greater detail under the heading “2014 Incentive Program,” below.

Thomas E. Oland, Former President and CEO

Mr. Oland served as the Company’s President and CEO for 27 years, until his resignation on November 30, 2012. Mr. Oland had waived an increase to his base compensation for fiscal 2013 and received an annualized base salary of $254,100 for the portion of the fiscal year for which he was employed. Mr. Oland was eligible to receive a pro-rated cash incentive of up to 40% of his base salary, as well as stock options with a fair value equal to the amount of any cash bonus, but waived such incentives upon his resignation.

Gregory J. Melsen, Vice President – Finance, Treasurer and CFO

Mr. Melsen has been employed by the Company since 2004. During the most recent fiscal year, he was instrumental in ensuring a smooth CEO transition. He assumed the additional role of interim CEO upon Mr. Oland’s resignation, and assisted in sharing institutional knowledge with Mr. Kummeth when he joined the Company.

In July 2012, the Executive Compensation Committee approved a base salary of $327,500 for Mr. Melsen for fiscal 2013. When Mr. Melsen assumed the role of interim CEO, the Executive Compensation Committee increased his annualized base salary to $425,000 through June 30, 2013, in recognition of his contributions to the Company and the additional responsibilities that he assumed while functioning as interim CEO. The Executive Compensation Committee also acknowledged that Mr. Melsen would make key contributions to the CEO succession process, and believed it would be important to encourage Mr. Melsen’s ongoing service to the Company. Accordingly, it awarded a $225,000 cash incentive, payable as of June 30, 2013 so long as Mr. Melsen did not voluntarily resign from the Company prior to that date, and an option to purchase 15,000 shares of Company common stock, which will vest on November 30, 2013 so long as Mr. Melsen is then employed by the Company. Mr. Melsen’s annualized base salary was reduced to $375,000 as of July 1, 2013. He will receive a monthly retention incentive in the amount of approximately $15,625, which is payable from July 2013 through June 2014 so long as Mr. Melsen is then employed by the Company.

Under the Company’s Executive Officer’s Incentive Bonus Plan in effect for fiscal 2013, Mr. Melsen was also eligible to earn a potential cash bonus of up to 40% of his annualized salary and stock options with a fair value equal to the amount of his earned cash bonus. Because the 2013 financial results were below the threshold Company performance goals that the Executive Compensation Committee had established for the payment of performance bonuses, Mr. Melsen did not receive any cash or equity bonus under the Incentive Bonus Plan. Although progress occurred with respect to Mr. Melsen’s personal performance goals, which related to (i) achieving objectives within the information systems function, including enhancing departmental leadership and a reduction in systems risks; (ii) the management of BiosPacific, Inc., the Company’s sales subsidiary that services diagnostic customers, including expansion of geographical and product offerings; (iii) supporting the operations of Boston Biochem, Inc. and Tocris Holdings Ltd. and the transition and integration of these entities into Techne Corporation’s operations; (iv) assisting with CEO succession planning and enhancing knowledge of the Company’s business, industry and employees, payments under the Incentive Bonus Plan were dependent upon Company performance as a threshold matter.

Marcel Veronneau, Senior Vice President – Clinical Controls

Mr. Veronneau joined the Company in 1993, served as Vice President – Hematology Operations since 1995 and is now Senior Vice President – Clinical Controls. In fiscal 2013, the Clinical Controls Division (formerly Hematology) experienced a 5.3% in annual net sales, due in large part to the leadership and contributions of Mr. Veronneau.

The Executive Compensation Committee approved a base salary of $210,000 for Mr. Veronneau for fiscal 2013 and has approved a base salary of $225,013 for Mr. Veronneau for fiscal 2014. Under the Company’s Executive Officer’s Incentive Bonus Plan in effect for fiscal 2013, Mr. Veronneau was also eligible to earn a potential cash bonus of up to 40% of his annualized salary and stock options with a fair value equal to the amount of his earned cash bonus. Because the 2013 financial results were below the threshold Company performance goals that the Executive Compensation Committee had established for the payment of performance bonuses, Mr. Veronneau did not receive any cash or equity bonus under the Incentive Bonus Plan. Although progress occurred with respect to Mr. Veronneau’s personal performance goals, which related to (i) the achievement of financial goals in the Clinical Controls Division (formerly Hematology), including sales and pre-tax earnings goals of $22.0 million and $7.73 million, respectively, and increases to sales of certain products; (ii) the introduction of new hematology products; (iii) ongoing improvement of quality control programs in the Clinical Controls Division; (iv) regulatory compliance in the Clinical Controls Division; and (v) facility and personnel matters in the Clinical Controls Division, payments under the Incentive Bonus Plan were dependent upon Company performance as a threshold matter.

2014 Incentive Program

As noted in the Executive Summary of this Compensation Discussion and Analysis, the Executive Compensation Committee pursues the following primary objectives when structuring executive compensation:

•	Competitiveness: We aim to recruit and retain highly qualified executive officers by offering total compensation that is competitive with that offered for comparable positions.

•	Pay for Performance: Through base salary increases and short- and long-term incentives tied to achievement of performance criteria, we motivate and reward executives for the achievement of important business and individual performance objectives.

•	Alignment to Shareholder Interests: We use performance-based compensation and stock options with long-term vesting schedules to align the interest of executive officers with the long-term interest of shareholders.

•	Internal Pay Equity: We believe that employees should be fairly compensated based on their level of responsibility within the Company, that there should be a reasonable relationship between executive salaries and the average employee or mid-level manager salaries within the Company and that the percentage increase in base salary for executives should not be greater than the percentage increase paid to the Company’s other employees.

In August 2013, following consideration of a recommendation by the CEO, the Executive Compensation Committee approved the 2014 Management Incentive Plan (the “2014 Bonus Plan”). Unlike the prior Incentive Bonus Plan, which was available only to the NEOs, the 2014 Bonus Plan includes all CEO direct reports. The 2014 Bonus Plan has two components, the Short-Term Incentive Plan (“STIP”) and the Long-Term Incentive Plan (“LTIP”). Awards under the 2014 Bonus Plan are governed by the Company’s 2010 Equity Incentive Plan. The Executive Compensation Committee believes that the 2014 Bonus Plan will further its objectives of providing competitive compensation, aligning executive pay with Company performance, encouraging behavior that will enhance long-term shareholder value and maintaining compensation levels reflective of executives’ responsibilities and the overall compensation levels of Company employees.

Short-Term Incentive Plan

The STIP is intended to reward performance based on the achievement of annual goals through cash bonuses. Each executive is eligible for an annual bonus equal to a percentage of his or her base salary in effect at the beginning of the fiscal year. Executives will earn cash payments if performance goals are achieved by the Company (or, for certain executives, the Company and the applicable Company division). The payment amounts vary by participant and are based on a percentage of the executive’s base salary, as follows:

	Threshold: Company/division goals achieved at 96% - 99.9% level	Target: Company/division goals achieved at 100% - 109.9% level (104.9% for certain executives who are not NEOs)	Maximum: Company/division goals achieved at 110% or above level (105% for certain executives who are not NEOs)
Payment (% of base salary)	5% - 37.5%	10% - 75%	20% - 150%

For threshold, target and maximum performance, Mr. Kummeth is eligible for a bonus equal to 37.5%, 75% and 150% of his 2014 base salary, respectively. Mr. Veronneau would receive a bonus equal to 10% of his 2014 base salary at the threshold level of performance, 20% at the target level and 40% at the maximum level. Mr. Melsen is not participating in the STIP for fiscal 2014 because the Executive Compensation Committee determined that the monthly retention bonus that he is eligible to receive in 2014 should function in lieu of, rather than in addition to, any STIP payments.

After consideration of the Company’s strategic goals and financial measures that impact appreciation of shareholder value, the Executive Compensation Committee determined that, under the 2014 Bonus Plan, 50% of the potential STIP bonus would depend on achievement of an adjusted EBITDA goal by the Company (or, for certain executives, the Company and the applicable Company division) and 50% of the potential STIP bonus would depend on achievement of an adjusted revenue goal by Company (or, for certain executives, the Company and the applicable Company division). For purposes of the STIP, calculation of EBITDA and revenue will exclude the impact of foreign currency exchange rates.

The Executive Compensation Committee of Techne’s Board of Directors will determine the bonus amounts and criteria for any new participants and may adjust the bonus amounts and criteria from time to time.

An executive must be employed on the last day of the fiscal year to receive any portion of the STIP bonus he earns. If the executive resigns for any reason before the end of the fiscal year, he will forfeit the entire bonus.

Long-Term Incentive Plan

The LTIP is intended to reward improvement in long-term Company performance, thereby aligning the financial interest of executives with the financial interests of Company shareholders. The Executive Compensation Committee expects that awards under the LTIP will be in the form of stock options and/or restricted stock for 2014. On August 1, 2013, the Executive Compensation Committee granted options to purchase 20,000 shares of Company common stock to Mr. Melsen and 15,000 shares of Company common stock to Mr. Veronneau. The option awards vest annually in one-quarter increments beginning August 1, 2014, so long as the executive is then employed by the Company.

Accounting and Tax Treatment

The Company accounts for equity-based compensation paid to employees under FASB ASC Topic 718, which requires the Company to estimate and record an expense over the service period of an option award. Thus, the Company may record an expense in one year for awards granted in earlier years. Accounting rules also require the recording of cash compensation as an expense at the time the obligation is accrued.

Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and three other most highly-paid executive officers (other than its chief financial officer). Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. It is our policy to structure and administer our annual and long-term incentive compensation plans and stock option grants for our CEO and the other NEOs to maximize the tax deductibility of the payments as “performance-based compensation” under Section 162(m) to the extent practicable. In fiscal 2013, the compensation payable to the applicable executive officers was either below the $1 million threshold or qualified as performance-based compensation deductible under Section 162(m). The Executive Compensation Committee may provide compensation that is not tax deductible if it determines that such action is appropriate.

2013 Summary Compensation Table

The named executive officers received the following compensation for the fiscal years ended June 30, 2013, 2012 and 2011:

Name and Principal Position	Fiscal Year	Salary (1)	Stock Awards		Option Awards (2)		Non-Equity Incentive Plan Compensation (3)		All Other Compensation		Total
Charles R. Kummeth, President and CEO	2013	$143,750	$1,011,900	(4)	$964,850	(5)	$107,813		$13,217	(6)	$2,241,530
	2012	—	—		—		—		—		—
	2011	—	—		—		—		—		—
Thomas E. Oland, Former President and CEO	2013	112,400	—		—		—		28,000	(7)	140,400
	2012	254,100	—		0	(8)	0	(8)	7,243	(9)	261,343
	2011	254,100	—		0	(8)	0	(8)	12,309	(9)	266,409
Gregory J. Melsen,	2013	384,375	—		154,350	(10)	225,000	(11)	0		763,375
Vice President –	2012	315,000	—		20,000		20,000		7,243	(9)	362,243
Finance,Treasurer	2011	290,000	—		24,624		24,624		12,309	(9)	351,557
and CFO
Marcel Veronneau,	2013	210,000	—		0		0		0		210,000
Senior Vice President – Clinical Controls (formerly Hematology)	2012	200,000	—		285,500	(12)	12,500		6,573	(9)	504,573
	2011	185,000	—		15,414		15,414		9,853	(9)	225,681

(1)	Includes amounts deferred under the Company’s Profit Sharing and Savings Plan, a qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code.
(2)	Amounts shown above represent the total fair value of equity-based compensation for stock option awards earned in the respective fiscal year under the Company’s Executive Officer’s Incentive Bonus Plan and other stock options awards granted during the respective fiscal year. Stock options earned under the Executive Officer’s Incentive Bonus Plan are granted in the following fiscal year. The fair value of the stock options is determined pursuant to ASC Topic 718. Assumptions used in the calculation of the fair value of the stock options are described in Note I to the Company’s audited financial statements for the fiscal year ended June 30, 2013, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on August 29, 2013.
(3)	Represents cash bonuses earned under the Company’s Executive Officer’s Incentive Bonus Plan in the respective fiscal year that were determined and paid in the subsequent fiscal year and other cash bonuses paid during the fiscal year.
(4)	Represents a grant of 15,000 shares of restricted stock that was issued to Mr. Kummeth on April 1, 2013 upon the Company hiring him to serve as Chief Executive Officer.
(5)	Includes a time-vested option to purchase 65,000 shares of common stock and a performance-vested option to purchase 50,000 shares that was issued to Mr. Kummeth on April 1, 2013 upon the Company hiring him to serve as Chief Executive Officer.
(6)	Includes reimbursement for legal fees of $9,945 for the negotiation of Mr. Kummeth’s employment agreement and $3,272 annual premium for a supplemental life and disability insurance policy.

(7)	Represents $28,000 of accrued vacation paid upon Mr. Oland’s resignation.
(8)	Mr. Oland waived his cash and stock option bonus under the Company’s Executive Officer’s Incentive Bonus Plan. Mr. Oland served as President and Chief Executive of the Company through November 30, 2012.
(9)	For each individual, the amounts reflect profit sharing for each fiscal year contributed in the following fiscal year to the Profit Sharing and Savings Plan (as to one-half) and contributed in the following fiscal year to the Stock Bonus Plan in the form of shares of the Company’s Common Stock (as to one-half). Shares of Common Stock contributed to the Stock Bonus Plan are purchased on the open market.
(10)	An option to purchase 15,000 shares was issued to Mr. Melsen on November 30, 2012 as result of an amendment to his employment agreement effective November 30, 2012. Mr. Melsen acted as interim Chief Executive Officer from December 1, 2012 through March 31, 2013.
(11)	Represents a cash bonus of $225,000 paid to Mr. Melsen on June 30, 2013 pursuant to the terms of the November 30, 2012 amendment to his employment agreement, which was entered into upon his appointment as interim Chief Executive Officer.
(12)	Includes an option to purchase 20,000 shares that was issued to Mr. Veronneau on July 28, 2011 following his execution of a new employment agreement effective July 1, 2012.

2013 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the named executive officers earned in fiscal 2013 under the Company’s Executive Officer’s Incentive Bonus Plan.

	Estimated Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Payouts Under Equity Incentive Plan Awards (2)			Exercise or Base Price of Option Awards (per share)	Grant Date Fair Value of Option Awards
Name	Threshold	Target (3)	Maximum (4)	Threshold	Target (3)	Maximum (4)
Charels R. Kummeth(5)	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—
Thomas E. Oland(6)	$0	$50,820	$101,640	—	—	—	—	—
	—	—	—	$0	$50,820	$101,640	—	—
Gregory J. Melsen	0	65,500	$31,000	—	—	—	—	—
	—	—	—	0	65,500	131,000	—	—
Marcel Veronneau	0	42,000	84,000	—	—	—	—	—
	—	—	—	0	42,000	84,000	—	—

(1)	Represents cash bonuses that could have been earned under the Company’s Executive Officer’s Incentive Bonus Plan for fiscal 2013 and would have been paid in fiscal 2014. None of such amounts have been or will be paid because 2013 financial results were below the threshold Company performance goals that the Executive Compensation Committee had established for the payment of performance bonuses.
(2)	Represents the fair value of stock options that could have been earned under the Company’s Executive Officer’s Incentive Bonus Plan for fiscal 2013 and would have granted in fiscal 2014. No such options have been or will be granted because 2013 financial results were below the threshold Company performance goals that the Executive Compensation Committee had established for the payment of performance bonuses.
(3)	The payout under the Company’s Executive Officer’s Incentive Bonus Plan for fiscal 2013 was targeted at cash of 20% of base salary and fair value of stock options of 20% of base salary, or 50% of the maximum under the plan.
(4)	Maximum payout under the Executive Officer’s Incentive Bonus Plan for fiscal 2013 was cash of 40% of base salary and fair value of options of 40% of base salary.
(5)	Mr. Kummeth did not participate in the Company’s performance-based bonus pool for fiscal 2013 because he joined the Company during the fourth quarter of the fiscal year.
(6)	Mr. Oland waived potential incentive compensation upon his resignation.

2013 Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock options and restricted stock held by the named executive officers on June 30, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares of Stock that have not Vested	Market Value of Shares or Stock that have not Vested		Number of Unearned Shares, Units or Other Rights that have not Vested	Market Value of Unearned Shares that have not Vested
Charles R. Kummeth	0	65,000	(1)	$67.46	4/1/2020	15,000	$1,032,150	(6)	—	—
	0	50,000	(2)	67.46	4/1/2020	—	—		—	—
Thomas E. Oland	0	0		—	—	—	—		—	—
Gregory J. Melsen	783	0		56.83	7/26/2014	—	—		—	—
	25,000	0		39.53	12/16/2014	—	—		—	—
	596	0		79.41	7/24/2015	—	—		—	—
	203	0		62.46	7/23/2016	—	—		—	—
	22,500	7,500	(3)	66.25	4/29/2017	—	—		—	—
	2,083	0		58.40	7/29/2017	—	—		—	—
	1,803	0		76.15	7/27/2018	—	—		—	—
	1,755	0		74.05	7/26/2019	—	—		—	—
	0	15,000	(4)	70.90	11/29/2019	—	—		—	—
Marcel Veronneau	567	0		49.43	7/26/2013	—	—		—	—
	510	0		56.83	7/26/2014	—	—		—	—
	385	0		79.41	7/24/2015	—	—		—	—
	494	0		62.46	7/23/2016	—	—		—	—
	10,000	0		66.25	4/29/2017	—	—		—	—
	1,281	0		58.40	7/29/2017	—	—		—	—
	10,000	10,000	(5)	76.15	7/27/2018	—	—		—	—
	1,129	0		76.15	7/27/2018	—	—		—	—
	1,097	0		74.05	7/31/2013	—	—		—	—

(1)	Vests 8,125 shares on October 1, 2013, 1,354 shares on the first day of each month for the period beginning November 1, 2013 and ending March 1, 2017 and 1,361 shares on April 1, 2017.
(2)	Vest pursuant to the achievement of performance goals that relate to the following: (i) organizational design, productivity and processes; (ii) strategic planning and investment; (iii) marketing and communication initiatives; (iv) ongoing integration of Tocris Holdings Ltd. into Techne Corporation’s operations; (v) product development and commercialization; (vi) alignment of Company-wide compensation plans and processes; and (vii) technology and infrastructure opportunities.
(3)	Options vest 7,500 on April 30, 2014.
(4)	Options vest 15,000 on November 30, 2013.
(5)	Options vest 5,000 on each of June 30, 2014 and 2015.
(6)	The amounts reflect the value based on the closing price of our common stock of $68.81 on June 28, 2013, the last trading day of the fiscal year.

2013 Option Exercises

The following table shows options exercised by the named executive officers during fiscal 2013. The value realized on exercise is equal to the difference between the market price of the underlying shares at the date of exercise and the exercise price of the options.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Gregory J. Melsen	1,438	$29,399
Marcel Veronneau	475	7,557

Employment Contracts and Change in Control Arrangements

The Company has an employment agreement with Mr. Kummeth that has a term that began on April 1, 2013 and will continue until it is terminated by either Mr. Kummeth or the Company pursuant to its terms. The employment agreement provides for a base salary that is subject to annual review by the Executive Compensation Committee of the Board and an annual cash incentive bonus at a target amount of 75% of Mr. Kummeth’s base salary based on performance standards established from time-to-time by the Executive Compensation Committee. If the employment agreement is terminated in certain circumstances such as by the Company without cause or by Mr. Kummeth for good reason, the Company will be required to pay severance to Mr. Kummeth in an amount equal to one year of his then-current base salary. If the employment agreement is terminated by the Company within one year following a change in control, the Company may be required to pay severance to Mr. Kummeth in an amount equal to two years of his then-current base salary.

The Company has employment agreements effective through June 30, 2014 with Mr. Melsen and through June 30, 2015 with Mr. Veronneau. The employment agreements with Mr. Melsen and Mr. Veronneau provide for base salary subject to annual review, bonuses as described under “2013 COMPENSATION PROGRAM” and “2014 INCENTIVE COMPENSATION,” benefits as provided to all employees and severance compensation under certain circumstances. The severance payments are triggered if employment with the Company is terminated in connection with a merger, sale, or change in control of the Company. A “change in control” means the acquisition in one or more transactions by a single party, or any number of parties acting in concert, of a majority of the outstanding shares of voting stock of the Company. The severance compensation is a lump sum amount equal to the base salary and insurance premiums which would otherwise have been paid under the terms of the employment agreement had the agreement continued to be enforced for twelve months from the date of termination and a pro-rata portion of the management incentive bonus he would have been entitled to, if any, during the fiscal year in which termination occurred, provided he executes and does not rescind a release agreement.

The Company did not have a written employment agreement with Mr. Oland.

For each named executive officer, the estimated amount of potential payments at June 30, 2013, assuming the executive’s employment terminates in connection with a merger, sale or change in control of the Company is as follows:

Name	Cash Severance	Other (1)
Charles R. Kummeth	$1,150,000	$—
Gregory J. Melsen	375,000	20,000
Marcel Veronneau	225,013	20,000

(1)	Consists of medical, dental, disability and life insurance premiums.

AUDIT MATTERS

Audit Committee Report

The Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

•	reviewed and discussed the audited financial statements with management;

•	discussed with the Company’s independent registered public accounting firm the material required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and

•	discussed with the independent registered public accounting firm the independent public accounting firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 as filed with the SEC.

John L. Higgins (Chair)

Robert V. Baumgartner

Howard V. O’Connell

Randolph C. Steer, M.D., Ph.D.

            Members of the Audit Committee

Independent Registered Public Accountants

KPMG LLP acted as the Company’s independent registered public accounting firm for fiscal 2013 and 2012. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make any desired comments, and will be available to respond to appropriate questions. The Audit Committee has appointment KPMG LLP its independent registered public accounting firm for fiscal 2014.

Audit Fees

The following fees were paid or payable to KPMG LLP for the fiscal years ended June 30, 2013 and 2012:

	2013	2012
Audit Fees	$505,000	$485,000
Audit-Related Fees	0	7,000
Tax Fees	220,000	131,000
All Other Fees	0	0

“Audit Fees” are for professional services rendered and expenses incurred for the audit of the Company’s annual financial statements and review of financial statements included in our Forms 10-K and 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. Audit fees also included fees incurred for the audit of the effectiveness of internal control over financial reporting.

“Audit-Related Fees” are mainly for professional services incurred in connection with acquisition-related procedures and reviews.

“Tax Fees” included fees for services provided and expenses incurred in connection with preparation of the Company’s tax returns in the United States and the United Kingdom and inquiries and audits related to such returns. Tax fees for fiscal 2013 and 2012 include $92,000 and $19,000 for acquisition related tax consulting, respectively.

Pre-Approval Policies and Procedures

Pursuant to its written charter, the Audit Committee of the Company’s Board of Directors is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. Annual tax services are reviewed and approved by the Audit Committee prior to the commencement of such services. The Audit Committee has authorized Company officers to engage KPMG LLP in permitted non-audit and tax services that involve less than $25,000 in fees in the aggregate. Such services are approved quarterly by the Audit Committee. All of the services rendered by KPMG LLP in fiscal 2013 and 2012 were pre-approved by the Audit Committee.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10 percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than 10 percent shareholders (“Insiders”) are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, during the fiscal year ended June 30, 2013, all Section 16(a) filing requirements applicable to Insiders were met, except for Forms 4 that were filed by each of Greg Melsen and Marcel Veronneau on August 1, 2012 for transactions that occurred on July 27, 2012.

SHAREHOLDER PROPOSALS

Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2014 Annual Meeting must be received by the Company at its offices by May 24, 2014 to be eligible for inclusion in the Company’s Proxy Statement and related Proxy for the 2014 Annual Meeting. For a discussion of policies and procedures related to shareholder recommendations of candidates for director, please see the section on the Nominations and Governance Committee discussed previously under Directors’ Meetings and Committees.

Also, if a shareholder proposal intended to be presented at the 2014 Annual Meeting but not included in the Company’s Proxy Statement and Proxy is received by the Company after August 7, 2014, then management named in the Company’s Proxy for the 2014 Annual Meeting will have discretionary authority to vote the shares represented by such Proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company’s proxy materials.

OTHER BUSINESS

The Board is not aware of any matters to be presented at the Annual Meeting, other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

HOUSEHOLDING

The SEC has adopted rules that permit brokers, banks and other nominees to satisfy the delivery requirements for proxy statements and annual reports, with respect to two or more shareholders sharing the same address and who do not participate in electronic delivery of proxy materials, by delivering a single copy of such documents addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

Brokers, banks and other nominees may be “householding” Techne Corporation proxy materials. This means that only one copy of proxy materials may have been sent to multiple shareholders in a household. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report from the other shareholder(s) sharing your address, please (i) notify your broker, bank or other nominee, (ii) direct your written request to Investor Relations, Techne Corporation, 614 McKinley Place N.E., Minneapolis, MN 55413 or (iii) contact Techne Investor Relations at (612) 379-8854. The Company will undertake to deliver promptly, upon any such oral or written request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of these documents was delivered. Shareholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should notify their broker, bank or other nominee, or contact Investor Relations at the above address or phone number.

ANNUAL REPORT

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2013, including consolidated financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy-soliciting material.

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2013, TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO PRESIDENT, TECHNE CORPORATION, 614 MCKINLEY PLACE N.E., MINNEAPOLIS, MINNESOTA 55413.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Dated:	September 20, 2013
Minneapolis, Minnesota

TECHNE CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints CHARLES R. KUMMETH and KATHLEEN BACKES, or either of them acting alone, with full power of substitution, as proxies to represent and vote, as designated below, all shares of Common Stock of Techne Corporation registered in the name of the undersigned, at the Annual Meeting of Shareholders to be held on Thursday, October 31, 2013 at 3:30 p.m. Central Daylight Time, at the offices of the Company, 614 McKinley Place N.E., Minneapolis, Minnesota, and at all adjournments of such meeting. If you need directions to the Annual Meeting, please contact Techne Corporation at 612-379-8854.

The undersigned hereby revokes all proxies previously granted with respect to such meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR SUCH PROPOSAL.

The Board of Directors recommends you vote FOR the following:

(1)	Election of Directors:
	1)	Charles R. Kummeth	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
	2)	Robert V. Baumgartner	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
	3)	Roger C. Lucas PhD	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
	4)	Howard V. O’Connell	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
	5)	Randolph C Steer MD PhD	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
	6)	Charles A. Dinarello MD	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
	7)	Karen A. Holbrook PhD	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
	8)	John L. Higgins	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN
	9)	Roeland Nusse PhD	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

     The Board of Directors recommends that you vote FOR each proposal described below.

(2)	Set the number of Directors at nine:

[    ] FOR            [    ] AGAINST            [    ] ABSTAIN

(3)	An advisory non-binding vote on named executive officer compensation:

[    ] FOR            [    ] AGAINST            [    ] ABSTAIN

(4)	Ratify the appointment of KPMG LLP as registered public accounting firm for the fiscal year ending June 30, 2014.

[    ] FOR            [    ] AGAINST                        [    ] ABSTAIN

(5)	Other matters: In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature	Date	Signature	Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON OCTOBER 31, 2013:

The Notice and Proxy Statement and 2013 Annual Report to Shareholders are

available at www.proxyvote.com

You may vote your proxy at www.proxyvote.com